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Exhibit 10.20.1
Executive Employment Agreement

EMPLOYMENT AGREEMENT (the "Agreement") made as of November 4, 2008, 2008 between ARIAD Pharmaceuticals, Inc. (the "Company") a Delaware corporation, and Daniel M. Bollag, Ph.D. (the "Employee").

1.	Employment, Duties and Acceptance.

1.1           The Company hereby employs the Employee, for the Term (as hereinafter defined), to render full-time services to the Company, and to perform such duties as the Chief Executive Officer of the Company shall reasonably direct the Employee to perform.  The Employee's title shall be designated by the Chief Executive Officer and initially shall be Senior Vice President, Regulatory Affairs and Quality.

1.2            The Employee hereby accepts such employment and agrees to render the services described above.

1.3           The principal place of employment of the Employee hereunder shall be in the greater Boston, Massachusetts area, or other locations reasonably acceptable to the Employee.  The Employee acknowledges that for limited periods of time the Employee may be required to provide services to the Company outside of the Boston, Massachusetts area.

1.4           Notwithstanding anything to the contrary herein, although the Employee shall provide services as a full-time employee, it is understood that the Employee may (a) have an academic appointment and (b) participate in professional activities (collectively, "Permitted Activities'); provided, however, that such Permitted Activities do not interfere with the Employee's duties to the Company.

1.5           The Employee represents and affirms that the Employee does not have any other contractual obligations to any other person or entity that would prohibit or limit Employee’s employment with the Company, except for the duty not to use or disclose another entity’s confidential information without authorization.  Employee further acknowledges that the Company instructs the Employee not to bring to the Company, use or disclose in the course of Employee’s employment any confidential information belonging to another person or entity, without that person or entity’s express authorization.

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2.             Term of Employment.

The term of the Employee's employment under this Agreement (the "Term") shall commence on January 2, 2009 (the "Effective Date"), or such other date mutually agreed upon by the parties, and shall end on December 31, 2010, unless sooner terminated pursuant to Section 4 or 5 of this Agreement; provided, however, that this Agreement shall automatically be renewed for successive one-year terms (the Term and, if the period of employment is so renewed, such additional period(s) of employment are collectively referred to herein as the "Term") unless terminated by written notice given by either party to the other at least ninety (90) days prior to the end of the applicable Term.

3.	Compensation.

3.1            As full compensation for all services to be rendered pursuant to this Agreement, the Company agrees to pay the Employee, during the Term, a salary at the fixed rate of $325,000 per annum during the first year of the Term and increased each year, by amounts, if any, to be determined by the Board of Directors of the Company (the "Board"), in its sole discretion, payable in equal biweekly installments, less such deductions or amounts to be withheld as shall be required by applicable law and regulations.

3.2            Each year, Employee shall be eligible to receive a discretionary bonus.  The target for such discretionary bonus shall be 30% of base salary, but the Company may elect to pay a greater or lesser bonus, in its sole discretion, which shall be determined annually by the Board.  Factors that may be considered by the Board in determining bonus eligibility and the size of a bonus awarded, if any, include the Employee’s level of performance, the Company’s achievement of its business goals, and special contributions of the Employee.  The bonus, if any, may be paid in the form of stock options, restricted stock awards or units, deferred compensation or cash, as determined by the Board.  Further details on bonuses are provided in the Company’s incentive compensation plans; in the event of any conflict between the plans and this Agreement, the terms of this Agreement shall control.

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3.3            The Company shall pay or reimburse the Employee for all reasonable and documented expenses actually incurred or paid by the Employee during the Term in the performance of Employee’s services under this Agreement, upon presentation of expense statements or vouchers or such other supporting information as it may require.

3.4            The Employee shall be eligible under any incentive plan, stock award plan, bonus, deferred or extra compensation plan, pension, group health, disability, long-term care, and life insurance or other so-called "fringe" benefits, which the Company provides for its executives at the comparable level.  All stock options and restricted stock awards or units granted to the Employee shall be subject to a vesting schedule, which shall be determined by the Compensation Committee of the Board.  The stock options and restricted stock awards or units, if any, granted to the Employee shall also be subject to the terms of the Company’s long-term incentive plan and certificates.  Any unvested stock options or restricted stock awards or units subject to repurchase shall be forfeited to the Company in the event (a) this Agreement is terminated by the Company for Cause pursuant to Section 4 herein, or (b) either party elects not to renew this Agreement pursuant to Section 2 herein, except as provided in Section 3.6 herein with respect to the initial grant of restricted stock units.

3.5           The Company shall grant the Employee an option to purchase 75,000 shares of the Company's Common Stock at the fair market value on the date of the Board's approval of the grant.  The Employee agrees that all such options shall be subject to a four-year vesting schedule, vesting in equal increments of 25% on each anniversary of their issuance.  Any unvested options shall be forfeited to the Company in the event that (a) this Agreement is terminated by the Company for Cause pursuant to Section 4 herein, or (b) either party elects not to renew this Agreement pursuant to Section 2 herein.

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3.6           The Company shall grant the Employee 50,000 ARIAD restricted stock units on the date of the Board’s approval of the grant.  The Employee agrees that all such restricted stock units shall be subject to a period of restriction as to transfer and to repurchase by the Company with respect to 100% of such grant until April 11, 2011, and the underlying shares of the Company’s Common Stock shall be issued upon lapsing of the period of restriction.  In the event that (a) Employee dies before April 11, 2011 or (b) this Agreement is not renewed prior to December 31, 2010 pursuant to Section 2 herein, the restrictions on these ARIAD restricted stock units will lapse, and the underlying shares shall be issued within thirty (30) days of the occurrence of either event.  Notwithstanding the foregoing, any restricted stock units shall be forfeited in the event that this Agreement is terminated by the Company for Cause pursuant to Section 4 herein.

4.            Termination by the Company.

The Company may terminate this Agreement, if any one or more of the following shall occur:

(a)           The Employee shall die during the Term; provided, however, the Employee's legal representatives shall be entitled to receive the compensation provided for hereunder to the last day of the month in which Employee’s death occurs.

(b)            The Employee shall become physically or mentally disabled, whether totally or partially, so that the Employee is unable substantially to perform the Employee’s services hereunder for (i) a period of one-hundred eighty (180) consecutive days, or (ii) for shorter periods aggregating one-hundred eighty (180) days during any twelve (12) month period.

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(c)  The Employee acts, or fails to act, in a manner that provides Cause for termination.  For purposes of this Agreement, the term "Cause" means (i) the failure by the Employee to perform any of Employee’s material duties hereunder, (ii) the conviction of the Employee of any felony, (iii) any acts of fraud or embezzlement by the Employee or the conviction of any crime involving the Company or any of its Affiliates, (iv) violation of any federal, state or local law, or administrative regulation related to the business of the Company, (v) a conflict of interest, (vi) conduct that could result in publicity reflecting unfavorably on the Company in a material way, (vii) failure to comply with the written policies of the Company, or (viii) a material breach of the terms of this Agreement by the Employee.  If the conduct constituting Cause hereunder is susceptible to cure, the Company shall provide the Employee written notice of termination pursuant to this Section 4, and Employee shall have thirty (30) days to cure or remedy such failure or breach, in which case this Agreement shall not be terminated.  If the conduct is not susceptible to cure, this Agreement shall terminate upon written notice by the Company.

5.             Termination by the Employee.

                        5.1   The Employee may terminate this Agreement, if any one or more of the following shall occur:

(a)            a material breach of the terms of this Agreement by the Company and such breach continues for thirty (30) days after the Employee gives the Company written notice of such breach;

(b)            the Company shall make a general assignment for benefit of creditors; or any proceeding shall be instituted by the Company seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property or the Company shall take any corporate action to authorize any of the actions set forth above in this subsection 5(b);

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(c)            an involuntary petition shall be filed or an action or proceeding otherwise commenced against the Company seeking reorganization, arrangement or readjustment of the Company's debts or for any other relief under the Federal Bankruptcy Code, as amended, or under any other bankruptcy or insolvency act or law, state or federal, now or hereafter existing and remain undismissed or unstayed for a period of thirty (30) days; or

(d)            a receiver, assignee, liquidator, trustee or similar officer for the Company or for all or any part of its property shall be appointed involuntarily.

(e)           a Change in Control as defined in Section 14.

6.             Severance.

6.1  If (i) the Company terminates this Agreement without Cause or (ii) the Employee terminates this Agreement pursuant to Section 5.1(a), then: (1) except in the case of death or disability, the Company shall continue to pay Employee his then-current salary for the remaining period of the applicable Term; (2) all stock options granted pursuant to this Agreement that would have vested during the Term shall vest upon the effective date of such termination; and (3) the Company shall continue to provide all benefits subject to COBRA at its expense for up to one (1) year.

6.2  In the event of a consummation of a Change in Control of the Company, and if the Employee gives notice of termination within ninety (90) days after such occurrence, then (i) all stock, stock options, restricted stock awards or units, and similar equity rights granted to the Employee shall immediately vest and remain fully exercisable through their original term with all rights; and (ii) the Company shall continue to pay the Employee his then-current salary for the shorter of (a) six (6) months, or (b) the remaining period of the applicable Term.

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7.             Other Benefits.

In addition to all other benefits contained herein, the Employee shall be entitled to:

(a)            Paid time-off of five (5) weeks per year taken in accordance with the paid time-off policy of the Company.

(b)            After six (6) years of full-time employment, one (1) three-month period of fully paid leave of absence in accordance with the Company’s Officer Sabbatical Policy in place at that time.  The Policy currently provides the following eligibility criteria: Employee must complete six (6) years of full-time service; Employee must be in good standing at the time of the Sabbatical; and Employee must affirm the intent to return to full-time service of the Company at the end of the Sabbatical.  In addition, the Company must approve the scheduling of a Sabbatical and may ask the Employee to postpone a Sabbatical until a time that meets its business needs.

(c)           Group health, disability, long-term care and life insurance.

(d)           The Company shall provide the Employee with an automobile allowance of $750 per month and standard tax preparation and planning services.

(e)           To facilitate the Employee's transition, the Company will provide the Employee with a one-time transition advance (the “Advance”) in the total amount of $150,000:  $75,000 of which shall be payable by the Company within thirty (30) days of the start of employment and $75,000 of which shall be payable seven (7) months thereafter or, if not previously paid, upon a Change in Control.  In order to be eligible to receive any portion of the Advance, the Employee must be a full-time employee of the Company at the time such payment is due.  The Employee shall be obligated to repay any portion of the Advance made by the Company immediately upon the occurrence of any of the following events:  (a) the Employee terminates his employment or this Agreement at any time prior to December 31, 2010, except as provided pursuant to Section 5.1 herein, or (b) the Company terminates this Agreement for Cause at any time pursuant to Section 4 herein.  Notwithstanding the foregoing, if the Company terminates this Agreement for reasons other than Cause between July 1, 2009 and December 31, 2010, the Employee shall be obligated to repay the Transition Advance within thirty (30) days of such termination, but the amount due from Employee in such circumstances shall be reduced pro rata by the number of complete months of full-time service that Employee has completed at the time of termination.  As of January 1, 2011, the Advance shall no longer be subject to repayment by the Employee.  The Employee authorizes the Company to withhold from final wages, expense reimbursements, or other forms of compensation due to him at the time of separation any portion of the Advance that he is required to repay.

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8.	Confidentiality.

8.1           The Employee acknowledges that, during the course of performing Employee’s services hereunder, the Company shall be disclosing information to the Employee related to the Company's Field of Interest, Inventions, projects and business plans, as well as other information (collectively, "Confidential Information").  The Employee acknowledges that the Company's business is extremely competitive, dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.

8.2           The Employee agrees that the Confidential Information only shall be used by the Employee in connection with Employee’s activities hereunder as an employee of the Company, and shall not be used in any way that is detrimental to the Company.

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8.3           The Employee agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company.  The Employee shall treat all such information as confidential and proprietary property of the Company.

8.4           The term "Confidential Information" does not include information that (a) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (b) was within the Employee's possession prior to being furnished to such Employee, (c) becomes available to the Employee on a non-confidential basis or (d) was independently developed by the Employee without reference to the information provided by the Company.

8.5            The Employee may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order.  If disclosure is required, the Employee shall give the Company advance notice so that the Company may seek a protective order or take other action reasonable in light of the circumstances.

8.6           Upon termination of this Agreement, the Employee shall promptly return to the Company all materials containing Confidential Information, as well as data, records, reports and other property, furnished by the Company to the Employee or produced by the Employee in connection with services rendered hereunder.  Notwithstanding such return or any of the provisions of this Agreement, the Employee shall continue to be bound by the terms of the confidentiality provisions contained in this Section 8 for a period of three (3) years after the termination of this Agreement.

8.7           In connection with Employee’s employment by the Company, the Employee hereby acknowledges that Employee may enter into more than one agreement with regard to (a) the confidentiality of certain books, records, documents and business, (b) rights to certain inventions, proprietary information, and writings, (c) publication of certain materials, and (d) other related matters (the "Confidential Matters") of the Company (the "Confidentiality Agreements").  In order to clarify any potential conflicts between certain respective provisions of such Confidentiality Agreements, the Employee and the Company hereby agree that, as among such Confidentiality Agreements, the provision (or part thereof) in any such Confidentiality Agreement that affords the greatest protection to the Company with respect to the Confidential Matters shall control.

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9.             Inventions Discovered by the Employee WhilePerforming Services Hereunder.

During the Term, the Employee shall promptly disclose to the Company any invention, improvement, discovery, process, formula, or method or other intellectual property, whether or not patentable, whether or not copyrightable (collectively, "Inventions") made, conceived or first reduced to practice by the Employee, either alone or jointly with others, while performing service hereunder.  The Employee hereby assigns to the Company all of the Employee’s right, title and interest in and to any such Inventions.  During and after the Term, the Employee shall execute any documents necessary to perfect the assignment of such Inventions to the Company and to enable the Company to apply for, obtain, and enforce patents and copyrights in any and all countries on such Inventions.  The Employee hereby irrevocably designates the Chief Intellectual Property Officer of the Company as the Employee’s agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for and obtain patents and copyrights and to enforce the Company's rights under this paragraph.  This Section 9 shall survive the termination of this Agreement.

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10.	Non-Competition and Non-Solicitation.

During the Term and for a period of one (1) year following the date of termination or nonrenewal of Employee’s employment with the Company, for any reason and whether voluntary or involuntary (other than termination pursuant to Section 5.1(a):  (a) the Employee shall not in the United States or in any country in which the Company shall then be doing business, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation engaged in any business that is competitive with the business of the Company or of any of its subsidiaries or affiliates of which the Employee may become an employee or officer during the Term;  Employee shall not engage in such business on Employee’s own account; and Employee shall not become interested in any such business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or any other relationship or capacity; provided, however, that nothing contained in this Section 10 shall be deemed to prohibit the Employee from acquiring, solely as an investment, shares of capital stock of any public corporation;  (b) neither the Employee nor any Affiliate of the Employee shall solicit or utilize, or assist any person in any way to solicit or utilize, the services, directly or indirectly, of any of the Company's directors, consultants, members of the Board of Scientific and Medical Advisors, officers or employees (collectively, "Associates of the Company").  This non-solicitation and non-utilization provision shall not apply to Associates of the Company who have previously terminated their relationship with the Company.

10.1            If the Employee commits a breach, or threatens to commit a breach, of any of the provisions of this Section 10, the Company shall have the following rights and remedies:

10.1.1                       The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to the Company and that money damages shall not provide an adequate remedy to the Company; and

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10.1.2                       The right and remedy to require the Employee to account for and pay over to the Company all compensation, profits, monies, accruals,increments or other benefits (collectively "Benefits") derived or received by the Employee as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the Employee hereby agrees to account for and pay over such Benefits to the Company.

Each of the rights and remedies enumerated above shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

10.2           If any of the covenants contained in Section 8, 9 or 10, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect without regard to the invalid portions.

10.3           If any of the covenants contained in Section 8, 9 or 10, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, such provision shall then be enforceable.

10.4           The parties hereto intend to and hereby confer jurisdiction to enforce the covenants contained in Sections 8, 9 and 10 upon the courts of any state within the geographical scope of such covenants.  In the event that the courts of any one or more of such states shall hold any such covenant wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's right to the relief provided above in the courts of any other states within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, the above covenants as they relate to each state being, for this purpose, severable into diverse and independent covenants.

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10.5.  The covenants in Sections 8, 9, and 10 are conditions of Employee’s continued employment with the Company, and they are not tied to Employee’s performance of any particular role or job; therefore, the covenants in Sections 8, 9, and 10 shall survive any change in Employee’s title, compensation, benefits, role, or responsibilities and shall remain in full force and effect following any such change.  By continuing in the Company’s employ, Employee continually re-affirms the intention to be bound by these ongoing covenants.

11.           Indemnification.

The Company shall indemnify the Employee, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Employee in connection with any action, suit or proceeding to which Employee may be made a party by reason of being an officer, director or employee of the Company or of any subsidiary or affiliate of the Company.  The Company shall provide to the Employee, subject to its availability upon reasonable terms (which determination shall be made by the Board of Directors) at its expense, directors and officers insurance for the Employee in reasonable amounts.  Determination with respect to (a) the availability of insurance upon reasonable terms and (b) the amount of such insurance coverage shall be made by the Board of Directors in its sole discretion.

12.           Notices.

All notices, requests, consents and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if sent by prepaid telegram (confirmed delivery by the telegram service), private overnight mail service (delivery confirmed by such service), registered or certified mail (return receipt requested), or delivered personally, as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

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If to the Company:

ARIAD Pharmaceuticals, Inc.
26 Landsdowne Street
Cambridge, Massachusetts 02139
Attention: Chief Executive Officer
Telephone: (617) 494-0400
Facsimile: (617) 494-1828

If to the Employee:

Daniel M. Bollag, Ph.D.
7 Apollo Circle
Lexington, Massachusetts 02421
Telephone: (781) 863-0209.

13.           General.

13.1           This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed entirely in Massachusetts.

13.2     The parties agree that any action, claim, or other proceeding involving any dispute between them shall be resolved by a judge alone in a bench trial, and both parties expressly waive their right to a trial by jury of any such action, claim or proceeding.

13.3            The Section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

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13.4            This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof.  No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

13.5            This Agreement and the Employee's rights and obligations hereunder may not be assigned by the Employee or the Company; provided, however, the Company may assign this Agreement to an Affiliate or a successor-in-interest.

13.6           This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance.  In order to be effective, any such modification or amendment must be signed by the Company’s Chief Executive Officer.  Employee acknowledges that no other officer, employee, Director, or representative is authorized to modify or amend the terms of this Agreement.  The failure of a party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by a party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

14.           Definitions.  As used herein the following terms have the following meaning:

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(a)            "Affiliate" means and includes any corporation or other business entity controlling, controlled by or under common control with the corporation in question.

(b)           The “Company’s Field of Interest” is the discovery, development and commercialization of pharmaceutical products based on (a) intervention in signal transduction pathways and (b) gene and cell therapy.  The Company’s Field of Interest may be changed at any time at the sole discretion of the Company and upon written notice to Employee.

(c)            "Person" means any natural person, corporation, partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, governmental body or other entity.

(d)            "Subsidiary" means any corporation or other business entity directly or indirectly controlled by the corporation in question.

(e)           "Change in Control” means the occurrence of any of the following events (without the consent of the Employee):

(i)  Any corporation, person or other entity makes a tender or exchange offer for shares of the Company's Common Stock pursuant to which such corporation, person or other entity acquires more than 50% of the issued and outstanding shares of the Company's Common Stock;

(ii)  The stockholders of the Company approve a definitive agreement to merge or consolidate the Company with or into another corporation or to sell or otherwise dispose of all or substantially all of the Company's assets; or

(iii) Any person within the meaning of Section 3 (a) (9) or Section 13 (d) of the Securities Exchange Act of 1934 acquires more than 50% of the combined voting power of Company's issued and outstanding voting securities entitled to vote in the election of the Board.

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This Space Left Intentionally Blank.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ARIAD PHARMACEUTICALS, INC.

By:	/s/ Harvey J. Berger

Harvey J. Berger, M.D.
Chairman and Chief Executive Officer

EMPLOYEE

/s/ Daniel M. Bollag

Daniel M. Bollag, Ph.D.

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